Exhibit 10.54

HLTH CORPORATION RIVER DRIVE CENTER TWO 669 RIVER DRIVE ELMWOOD PARK, NJ 07407-1361 201.703.3400 TEL 201.703.3401 FAX

As of December 10, 2008
Mark Funston
c/o HLTH Corporation
669 River Drive, Center 2
Elmwood Park, NJ 07407
Dear Mark:
     The purpose of this letter amendment is to amend the employment agreement between you and HLTH Corporation (previously known as Emdeon Corporation, the “Company”) dated as of November 9, 2006 (the “Agreement”; capitalized terms used herein without definition have the meanings ascribed in the Agreement) (i) in a manner intended to bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder and (ii) to memorialize our agreement as to the impact of your appointment as CFO of WebMD Health Corp. (“WebMD”) on the Agreement. Accordingly, your execution of this letter amendment indicates your agreement to the amendment of the Agreement as set forth below:
     1. Acknowledgements. You agree that so long as you continue to be employed by either the Company or WebMD, you shall not be entitled to the severance benefits as provided in Section 5.4 of the Employment Agreement. In the event that, at the request of the Company’s Board of Directors (or with its consent), you are employed solely by WebMD, such employment will be treated as continued employment with the Company for purposes of Section 5.4 of the Agreement. In such event and if your employment is thereafter terminated by WebMD without Cause prior to the fifth anniversary of the Effective Date, you will be entitled to the payments and benefits from the Company set forth in Section 5.4, subject to the terms and conditions of the Agreement. Notwithstanding the foregoing, if a transaction occurs that would result in the forfeiture of the Company’s equity granted to you on the Employment Commencement Date, the vesting of such equity will be treated as if your employment was terminated without Cause, subject to the terms and conditions of the Agreement.
     2. Section 5.4(i) of the Employment Agreement is amended in its entirety to read as follows:
“(i) The continuation of his Base Salary, as severance, for a period (the “Applicable Period”) of one year for each completed year of service with the Company, provided that the Applicable Period shall in no event be no less than one year or more than three years (payable in accordance with Section 5.6 below) and provided further that in the event that such a termination occurs following a Change of Control of the Company (as defined in the Equity Plan) prior to the second anniversary of the Employment Commencement Date, the Applicable Period shall be no less than two years.”
     3. Section 5.5 is amended by deleting the last sentence thereof and inserting the following:
     “Accordingly, in order to receive any of the benefits described in Section 5.4 under this Agreement (the “Severance Benefits”), Executive must (i) execute and deliver to the Company a release of claims in a form satisfactory to the Company within the time prescribed therein but in no event later than fifty (50) days of the date of Executive’s termination of employment and (ii) not revoke such release pursuant to any revocations rights afforded by law. The Company shall provide to Executive the form of release no later than three (3) days following Executive’s termination of employment. If Executive does not timely execute and deliver to the Company such release, or if Executive executes a release but revokes it, no Severance Benefits shall be paid.”
     3. A Section 5.6 is added at the end of Section 5 to read as follows:
     “(a) The Severance Benefits described in Section 5.4(i) above shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the Applicable Period. Commencement of payments of the Severance Benefits described in Section 5.4(i) shall begin on the first payroll date that occurs in the month that begins at least 60 days after the date of Executive’s termination of employment, but which may be accelerated by no more than 30 days (the “Starting Date”) provided that Executive has satisfied the requirements of Section 5.5 of this Agreement. The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payments of the Severance Benefits described in Section 5.4(i) had begun on the first payroll date following Executive’s termination of employment. This timing of the commencement of benefits is subject to Section 8.9 below.
     (b) For purposes of this Agreement, “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder.
     (c) Executive’s entitlement to the payments of Severance Benefits described in Section 5.4(i) shall be treated as the entitlement to a series of separate payments for purposes of Section 409A of the Code.”

     4.     Section 8.9 is amended in its entirety to read as follows:
     “8.9 Section 409A.
     (a) Potential Six-Month Delay. Notwithstanding any other provisions of this Agreement, any payment of the Severance Benefits under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until the later of (i) six (6) months after the date of Executive’s termination of employment (or, if earlier, Executive’s death) and (ii) the Starting Date. On the earliest date on which such payments can be commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.
     (b) Savings Clause. It is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code (including Treasury regulations and other published guidance related thereto) or shall otherwise comply with such section so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to Executive or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of, that section.”
     Except as set forth herein, the Employment Agreement remains in full force and effect.

Sincerely,
By:		/s/ Anne N. Smith
	Name:	Anne N. Smith
	Title:	Vice President -- Legal

Agreed to:	/s/ Mark Funston
Mark Funston
Date: December 16, 2008

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